INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

INVESTOR RIGHTS AGREEMENT

DATED AS OF
November 14, 2019

INVESTOR RIGHTS AGREEMENT
INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of November 14, 2019 by and among (i) Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), (ii) Ares Special Situations Fund IV, L.P., a Delaware limited partnership (“ASSF IV”) and ASOF Holdings I, L.P., a Delaware limited partnership (“ASOF” and together with ASSF IV, “Ares”), (iii) Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“IEA LLC”) and OT POF IEA Preferred B Aggregator, L.P., a Delaware limited partnership (the “OT POF” and together with IEA LLC, “Oaktree”) and (iv) any Transferees who become party hereto in accordance with this Agreement (each of the Persons in the foregoing clauses (i)-(iv), a “Party” and collectively, the “Parties”).

WHEREAS, on May 20, 2019, certain commitment parties purchased shares of Series B-1 Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”), together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Equity Commitment Agreement (the “Series B-1 Equity Commitment Agreement”, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of May 14, 2019, between the Company, the commitment parties set forth therein and, (solely for purposes of Section 5.7, 5.8, 6.3 and 9.14 in the Series B-1 Equity Commitment Agreement), Oaktree Power;

WHEREAS, on August 30, 2019, certain commitment parties purchased shares of Series B-2 Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock,”), together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Equity Commitment Agreement (the “Series B-2 Equity Commitment Agreement”, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of August 13, 2019, between the Company, the commitment parties set forth therein and the other parties set forth therein;

WHEREAS, on the date hereof, certain commitment parties purchased shares of Series B-3 Preferred Stock, par value $0.0001 per share (the “Series B-3 Preferred Stock,” and together with the Series A Preferred Stock (as defined herein), Series B-1 Preferred Stock and the Series B-2 Preferred Stock, “Preferred Stock”), together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Equity Commitment Agreement (the “Series B-3 Equity Commitment Agreement”, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of October 28, 2019 (the “Signing Date”), between the Company, the commitment parties set forth therein and the other parties set forth therein;

WHEREAS, on the Signing Date, IEA LLC was issued shares of Series B-3 Preferred Stock, together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Preferred Stock Exchange Agreement, dated as of the Signing Date, between the Company, IEA LLC and the other parties set forth therein;

WHEREAS, pursuant to the terms of the Series B-1 Certificate of Designations, the Series B-2 Certificate of Designations and Series B-3 Certificate of Designations (together the “Series B Certificates”), the Company is obligated to redeem all (and not less than all) of the shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and the Series B-3 Preferred Stock (together, and to the extent outstanding as of the date hereof, the “Series B Preferred Stock”) on the Mandatory Redemption Date (as defined in the Series B Certificates) pursuant to and in accordance with the terms set forth in the Series B Certificates (such redemption, the “Mandatory Redemption”);

WHEREAS, ensuring that the Mandatory Redemption timely occurs in accordance with the Series B Certificates is in the best interest of the Company and all of the Company’s stockholders;

WHEREAS, Ares would not have consummated the transactions contemplated by the Series B-3 Equity Commitment Agreement (including, the purchase of Series B-3 Preferred Stock pursuant thereto) but for the entry into this Agreement by the other Parties with regard to the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock; and

WHEREAS, the Parties desire to ensure that if the Mandatory Redemption fails to timely occur in accordance with the Series B Certificates, the Series B Preferred Holders are enabled to effect a Redemption Sale without any impediment from the Parties or other stockholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, any portfolio company of Oaktree Capital Management, L.P. or its Affiliates, that is not a portfolio company of Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“Oaktree Power”) (or any parallel or successor funds) shall be deemed not to be an “Affiliate” of Oaktree to the extent neither Oaktree Power nor any of its portfolio companies nor any officer, director, general partner or managing member of any of the foregoing has any material economic interest in, or exercises any control with respect to, any such portfolio company. For the purposes of this definition, “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Agreement” shall have the meaning assigned to such term in the Preamble.
“August 2019 IRA” means that certain Second Amended and Restated Investor Rights Agreement, dated as of August 30, 2019, by and between the Company, M III Sponsor I LLC, Oaktree, and the other parties listed thereto.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or the State of New York.
“By-Laws” means the by-laws of the Company, as they may be amended, restated or otherwise modified from time to time.
“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time.
“Claim” shall have the meaning assigned to such term in Section 4.1.
“Common Stock” the Company’s common stock, par value $0.0001 per share.
“Company” shall have the meaning assigned to such term in the Preamble.
“Covered Person” shall have the meaning assigned to such term in Section 4.1.
“Exit Right Period” shall have the meaning assigned to such term in Section 2.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, in each case together with the rules and regulations promulgated thereunder.
“Fully Diluted Share Count” means, as of any date, the sum of (x) the number of shares of Common Stock outstanding on such date plus (y) the number of shares of Common Stock that may be issued pursuant to all restricted stock awards, restricted stock units, stock options and any other securities or rights (directly or indirectly) convertible into, exchangeable for or to subscribe for Common Stock that are outstanding on such date.
“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.
“Mandatory Redemption” shall have the meaning assigned to such term in the Recitals.
“Necessary Series B Preferred Holders” shall have the meaning assigned to such term in Section 2.2(a)(iii).
“Other Indemnitors” shall have the meaning assigned to such term in Section 4.5.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust or other entity.
“Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Redemption Failure” shall have the meaning assigned to such term in Section 2.2.
“Redemption Sale” shall have the meaning assigned to such term in Section 2.2(a)(iii).
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“SEC Documents” means the Company’s reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.
“Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.0001 per share.
“Series B Certificates” shall have the meaning assigned to such term in the Recitals.
“Series B Preferred Holders” shall have the meaning assigned to such term in Section 2.1.
“Series B Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Series B-1 Certificate of Designations” means that certain Second Amended and Restated Certificate of Designations of Series B-1 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-1 Preferred Stock, and which has been filed with the Secretary of State of the State of Delaware on the date hereof.
“Series B-2 Certificate of Designations” means that certain Amended and Restated Certificate of Designations of Series B-2 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-2 Preferred Stock, and which has been filed with the Secretary of State of the State of Delaware on the date hereof.
“Series B-3 Certificate of Designations” means that certain Certificate of Designations of Series B-3 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-3 Preferred Stock, and which has been filed with the Secretary of State of the State of Delaware on the date hereof.
“Series B-1 Equity Commitment Agreement” shall have the meaning assigned to such term in the Recitals.
“Series B-2 Equity Commitment Agreement” shall have the meaning assigned to such term in the Recitals.
“Series B-3 Equity Commitment Agreement” shall have the meaning assigned to such term in the Recitals.
“Series B-1 Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Series B-2 Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Series B-3 Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Stockholder” shall mean any Party (other than the Company) so long as such Party owns any shares of capital stock of the Company (or securities convertible into such shares).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Third Party” shall mean any Person (i) that is not Ares, Oaktree or an affiliate of Ares or Oaktree, (ii) that is not an affiliate of any holder of greater than 5% of any series of Series B Preferred Stock, and (iii) in which any holder of greater than 5% of any series of Series B Preferred Stock (including any affiliate of such holder) does not own a greater than 5% direct or indirect beneficial interest.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms “Transferred” and “Transferring” have correlative meanings.
Section 1.2Rules of Construction. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(b)defined terms include the plural as well as the singular and vice versa;
(c)words importing gender include all genders;
(d)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made thereunder;
(e)any reference to a “day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;
(f)references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits of and to, this Agreement;
(g)the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and
unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

REDEMPTION SALE

Section 2.1Redemption Sale. The Parties acknowledge and agree that, pursuant to the terms of the Series B Certificates, the Company is obligated to redeem all (and not less than all) of the shares of the Series B Preferred Stock on the Mandatory Redemption Date (as defined in the Series B Certificates) pursuant to and in accordance with the terms set forth in the Series B Certificates. The Parties additionally acknowledge and agree that (a) the Mandatory Redemption served as an inducement to holders of the Series B Preferred Stock (collectively, the “Series B Preferred Holders”) to purchase the Series B Preferred Stock, (b) but for the Mandatory Redemption, the Series B Preferred Holders would not have purchased the Series B Preferred Stock, (c) ensuring that the Mandatory Redemption timely occurs in accordance with the Series B Certificates is in the best interest of the Company and all of the Company’s stockholders, and as such, the Board of Directors has approved (i) the issuance of the Series B Preferred Stock, including the provisions of the Series B Certificates relating to the Mandatory Redemption, and the provisions set forth in this ARTICLE II and (ii) the taking of all other actions required by this ARTICLE II, (d) as of the date hereof, based on the existing capitalization of the Company, Ares and Oaktree together will have the necessary voting power without the vote of any other stockholder to ensure effectiveness of the provisions hereof as of the date that is sixty days following the Mandatory Redemption Date (as defined in the Series B Certificates) and (e) the Company and the Stockholders hereby consent to and approve the provisions set forth in this ARTICLE II.

Section 2.2Redemption Sale Obligations.

(a)Notwithstanding anything to the contrary set forth herein or in the Series B Certificates, the Parties hereby agree that if the Company has not (x) redeemed all shares of Series B-1 Preferred Stock then outstanding in accordance with Section 7(a)(ii) of the Series B-1 Certificate of Designations within sixty (60) days following the B-1 Mandatory Redemption Date (as defined in the Series B-1 Certificate of Designations), (y) redeemed all shares of Series B-2 Preferred Stock then outstanding in accordance with Section 7(a)(ii) of the Series B-2 Certificate of Designations within sixty (60) days following the B-2 Mandatory Redemption Date (as defined in the Series B-2 Certificate of Designations) and (z) redeemed all shares of Series B-3 Preferred Stock then outstanding in accordance with Section 7(a)(ii) of the Series B-3 Certificate of Designations within sixty (60) days following the B-3 Mandatory Redemption Date (as defined in the Series B Certificate of Designations; and each of clauses (x), (y) and (z), a “Redemption Failure”), then during the period from the sixtieth (60) day following the B-1 Mandatory Redemption Date, the B-2 Mandatory Redemption Date and the B-3 Mandatory Redemption Date (as applicable), until the date upon which the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock (as applicable) are redeemed in full in accordance with the Series B Certificates (the “Exit Right Period”), the following provisions shall apply:

(i)to the fullest extent permitted by applicable law, the Board of Directors of the Company shall owe a fiduciary duty to all of the Series B Preferred Holders and, accordingly, shall owe the same fiduciary duties to the Series B Preferred Holders and the holders of the Company’s Common Stock as if the Series B Preferred Stock and the Company’s Common Stock comprise a single class of common stock of the Company;

(ii)the size of the Board of Directors shall be increased such that the Series B Preferred Holders shall, so long as any shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock remain outstanding, have the right to designate and appoint (and the corresponding right to remove and fill vacancies respecting) a majority of the members of the Board of Directors (including any committees thereof) acting by a vote of a majority of shares of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock voting together as a class; provided that, for so long as the Company is subject to the NASDAQ Marketplace Rules, the Series B Preferred Holders shall only have such rights if on an as-converted basis calculated in accordance with Section 12(c) of the Series B Certificates (without giving effect to the Conversion Floor set forth and as defined therein), the Series B Preferred Holders and their Affiliates “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) greater than 50% of the voting power of the Common Stock and the Series B Preferred Stock voting as a single class;

(iii)the Accumulated Dividend Rate and the Cash Dividend Rate (each as defined in the respective Series B Certificate) shall each be increased to a rate of 25% per annum on the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock until the redemption in full of all of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock in accordance with the terms of the Series B Certificates; and

(iv)the holders of a majority of the outstanding shares of the Series B Preferred Stock (the “Necessary Series B Preferred Holders”) shall have the right to cause the Company (A) in one or more transactions, to effect a sale (directly or indirectly) of some or all of the assets or equity of the Company and any of its Subsidiaries, or to sell (by merger, consolidation, sale of equity or otherwise) the Company and any of its Subsidiaries, to any Third Party (any such sale, a “Redemption Sale”) and (B) to use the proceeds of such a Redemption Sale to redeem in full (or if not in full, to the fullest extent such proceeds permit) the outstanding shares of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, as applicable, and any remaining proceeds following a redemption in full of the outstanding shares of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock shall be available for distribution to holders of other classes of preferred stock or Common Stock of the Company or put to such other use as the Board of Directors may determine, in each case in accordance with the Company’s Certificate of Incorporation, the certificates of designation for any other classes of preferred stock and applicable law.

(b)The Company shall take all actions necessary or requested by the Necessary Series B Preferred Holders to implement and consummate any Redemption Sale and shall use (and cause its Subsidiaries to use) commercially reasonable efforts to cooperate to implement and consummate such Redemption Sale, including (without limitation) (i) preparing offering documents, (ii) facilitating due diligence by prospective purchasers, (iii) retaining the services of an investment bank designated by the Necessary Series B Preferred Holders, (iv) assisting in the drafting of definitive documentation, (v) entering into customary agreements with respect to the Redemption Sale and (vi) otherwise cooperating with the Necessary Series B Preferred Holders to implement and consummate any such Redemption Sale.

Section 2.3Absence of Action to Delay.

(a)From and after the date hereof and until such time as the Conversion Conditions (as defined in the Series B-3 Certificate of Designations) are satisfied, the Company shall not, and shall cause its Subsidiaries not to, take any actions that could reasonably be expected to delay, impede or prohibit a Redemption Sale (including, without limitation, the issuance of capital stock of the Company that would result in less than the required number of shares of the Company voting in favor of a Redemption Sale if a vote is required under applicable law or the Company’s governing documents (taking into account, for purposes of any such determination, that (x) any warrants to purchase Common Stock held by Ares and Oaktree would be exercised, (y) any shares of Common Stock (including those issued upon exercise of the warrants described in clause (x)) and any shares of Series B Preferred Stock (to the extent entitled to vote with respect to a Redemption Sale), in each case, held by Ares and Oaktree required to vote in favor of the Redemption Sale pursuant to Section 2.4 below are so voted, and (z) assuming for these purposes that all other shares of capital stock with the right to vote with respect to a Redemption Sale vote against a Redemption Sale); provided, that such restriction on the issuance of capital stock shall not apply with respect to (i) issuances of Common Stock at a time when the Total Net Leverage Ratio (as defined in the Credit Agreement as in effect on the date hereof, excluding, for purposes of determining such ratio, cash on the consolidated balance sheet of the Company at such time in excess of $50,000,000 but including the Stated Value (as defined in the Series B Certificates) of the then outstanding Series B-1 Preferred Stock, the then outstanding Series B-2 Preferred Stock and the then outstanding Series B-3 Preferred Stock in the calculation of Consolidated Total Debt (as defined in the Credit Agreement as in effect on the date hereof)) would be less than 4.00 to 1.00 after giving effect to the issuance of such capital stock, (ii) issuances of non-voting stock of the Company or any of its Subsidiaries that would not have the right under applicable law to vote on a Redemption Sale, (iii) issuances of Common Stock pursuant to the Company’s director, management, employee or consultant incentive plans which have been duly approved by the Board of Directors and (iv) issuances of Common Stock to any Person that irrevocably agrees in writing (and irrevocably agrees in writing that its transferees will), which writings shall be subject to the prior approval of the Necessary Series B Holders, vote in favor of any and all Redemption Sales requested by the Necessary Series B Preferred Holders).

(b)From and after the date hereof, the Company shall not, and shall cause its Subsidiaries not to, take any actions that would reasonably be expected to delay, impede or prohibit a Redemption Sale (including, without limitation, the issuance of Junior Stock (as defined in the Series B-3 Certificate of Designations) (other than Common Stock) that either (i) is entitled to vote as a separate class or otherwise on any manner related to the Redemption Sale, including a merger effecting a Redemption Sale or (ii) (A) is convertible into shares of Common Stock and (B) if so converted on the date of the issuance of such Junior Stock would result in less than the required number of shares of the Company voting in favor of a Redemption Sale if a vote is required under applicable law or the Company’s governing documents (taking into account, for purposes of any such determination, that (x) any warrants to purchase Common Stock held by Ares would be exercised, (y) any shares of Common Stock (including those issued upon exercise of the warrants described in clause (x)) and any shares of Series B Preferred Stock (to the extent entitled to vote with respect to a Redemption Sale), in each case, held by Ares required to vote in favor of the Redemption Sale pursuant to Section 2.4 below are so voted, and (z) assuming for these purposes that all other shares of capital stock with the right to vote with respect to a Redemption Sale vote against a Redemption Sale)).

Section 2.4Further Actions. Each Stockholder hereby agrees (but only in its capacity as a stockholder, and not in any capacity as an officer or director of the Company, such Stockholder might have), during the Exit Right Period, to (i) vote all securities of the Company held by such Stockholder to ensure that the provisions set forth in Sections 2.2 and 2.3 shall be effectuated to the fullest extent permitted by applicable law (including, for the avoidance of doubt, voting all securities of the Company held by such Stockholder in favor of the Redemption Sale), (ii) vote in favor of any action required to ensure that the provisions set forth in this ARTICLE II and Sections 6(e), 8, 12 and 13 of the Series B-3 Certificate of Designations remain in full force and effect in accordance with their respective terms and (iii) vote against any actions by the Company or any of its Subsidiaries or any other Person that would reasonably be expected to delay, impede or prohibit the transactions contemplated by this ARTICLE II. In addition, during the Exit Right Period, each Stockholder hereby agrees to (i) waive any dissenter or appraisal rights that such Party may have with respect to a Redemption Sale, (ii) sell all of such Stockholder’s shares and participate in such a Redemption Sale, including by executing and delivering instruments of conveyance and Transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for Transfer and any similar or related documents, each on terms and conditions substantially similar to the other Stockholders and other holders of the applicable class of shares of the Company and making (as to itself) to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the other holders agree to make to the proposed purchaser (provided, that (A) the representations, warranties, covenants and indemnities provided by such holders are made severally and not jointly, (B) each Stockholder shall only be required to make customary fundamental representations and warranties as to itself, including, respecting its organization, the unencumbered title to its shares, the power, authority and legal right to Transfer such shares and enter into and consummate the applicable agreements, and that the consummation of the applicable transactions does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Stockholder is a party or, if such Stockholder is an entity, the organizational documents of such Stockholder, (C) such Stockholder’s liability pursuant to such Redemption Sale shall not exceed the cash consideration actually received by such Stockholder and (D) if any Redemption Sale involves the sale of more than one class of shares, the proceeds thereof shall be allocated in accordance with the terms of such shares pursuant to the applicable certificate of designation or otherwise) and (iii) not deposit, and to cause their respective Affiliates not to deposit, except as provided in this Agreement, any shares owned by such Stockholder or Affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares in a manner inconsistent with this Agreement.

Section 2.5Disclaimer. EACH STOCKHOLDER HEREBY ACKNOWLEDGES AND AGREES THAT (a) A REDEMPTION SALE EFFECTED PURSUANT TO THIS AGREEMENT AND THE SERIES B CERTIFICATES MAY RESULT IN SUCH STOCKHOLDER RECEIVING NO VALUE FOR SUCH STOCKHOLDER’S SECURITIES, (b) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF WHETHER OR NOT TO ENTER INTO THIS AGREEMENT, AND (c) IT WILL HAVE NO CLAIM AGAINST ANY OF THE SERIES B HOLDERS OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT THERETO ARISING OUT OF OR

IN CONNECTION WITH A REDEMPTION SALE OTHER THAN TO THE EXTENT DUE TO THE SERIES B HOLDERS’ BAD FAITH OR BREACH OF THIS AGREEMENT.

ARTICLE III

TRANSFER

Section 3.1Joinder Requirement.

(a)From and after the date hereof until such time as the holders of the Corporation’s capital stock entitled to vote on such matters approve the issuance of the Common Stock upon conversion of the Series B Preferred Stock in compliance with Nasdaq Marketplace Rule 5635, it shall be a condition to the Transfer by a Stockholder of any capital stock of the Company (or securities convertible or exchangeable into capital stock of the Company), to any Person (the “Transferee”) who is not a Party to this Agreement, that such Transfer shall not be effected unless and until the Transferee executes and delivers to the Company and the Stockholders a joinder to this Agreement, in form and substance reasonably acceptable to Ares, in which such Transferee agrees to be a “Party” and a “Stockholder” for all purposes of this Agreement, including Article II, and which provides that such Transferee shall be bound by and shall fully comply with the terms of this Agreement. For the avoidance of doubt, this Section 3.1 shall not apply to any hedging or other derivative transactions in respect of shares of Common Stock of the Company, so long as the applicable Stockholder retains the exclusive right to vote such shares.

(b)Notwithstanding Section 3.1(a), at all times, it shall be a condition to the Transfer by a Stockholder of any capital stock of the Company (or securities convertible or exchangeable into capital stock of the Company) to any Transferee who is an Affiliate of such Stockholder and not a Party to this Agreement, that such Transfer shall not be effected unless and until the Transferee executes and delivers to the Company and the Stockholders a joinder to this Agreement, in form and substance reasonably acceptable to Ares, in which such Transferee agrees to be a “Party” and a “Stockholder” for all purposes of this Agreement, including Article II, and which provides that such Transferee shall be bound by and shall fully comply with the terms of this Agreement.

Section 3.2Company Cooperation. Any Transfer made in contravention of Section 3.1 shall be null and void. In furtherance of the foregoing, the Company hereby covenants and agrees that it will not, and each Stockholder irrevocably and unconditionally acknowledges and agrees (with respect to the securities owned by such Stockholder) that the Company will not (and waives any rights against the Company in relation thereto) recognize any Transfer or agreement (other than this Agreement, or Transfers effected in accordance with this Agreement) on any of the stockholder securities subject to this Agreement.

ARTICLE IV

INDEMNIFICATION

Section 4.1Right to Indemnification. The Company shall indemnify, hold harmless, reimburse and pay to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Ares, each Stockholder (other than Oaktree) and its respective Affiliates (other than the Company and its Subsidiaries) and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, managers, directors, officers, employees and agents and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Covered Persons”) from and against any and all losses, claims, damages, liabilities, expenses (including the cost of investigation and defense and reasonable attorneys’ fees and expenses), judgments, penalties, fines and amounts paid in settlement (including interest, assessments and other charges paid or payable in connection with or in respect of such losses, claims, damages, liabilities, expenses, judgments, penalties, fines and amounts paid in settlement) (collectively, “Losses”) sustained or suffered by any such Covered Person based upon, relating to, arising out of, or by reason of any third party or governmental claims actions, suits, proceedings, whether civil, criminal, administrative or investigative, relating to such Covered Person’s status as a stockholder or controlling person of the Company (including any and all losses, claims, damages or liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any equity securities of the Company or to any fiduciary obligation or other duty owed (or purportedly owed) by any Covered Person in its capacity as such), including in connection with any third party or governmental claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Covered Person as a stockholder or controlling person, including claims alleging so-called control person liability or securities law liability (any such claim, action, suit or proceeding, a “Claim”). For the avoidance of doubt, (i) the foregoing indemnification rights shall not apply to Oaktree and (ii) Oaktree shall remain entitled to the indemnification provisions set forth in Article VI of the August 2019 IRA.

Section 4.2Prepayment of Expenses. To the extent not prohibited by applicable law, the Company shall pay the expenses (including the cost of investigation and defense and reasonable attorneys’ fees and expenses) incurred by a Covered Person in defending any Claim in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of such Claim shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should be ultimately determined that such Covered Person is not entitled to be indemnified under this ARTICLE VI or otherwise.

Section 4.3Claims. If a claim for indemnification or advancement of expenses under this ARTICLE VI is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Company, such Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4.4Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.5Other Sources. Subject to Section 4.6, the Company’s obligation, if any, to indemnify, hold harmless, reimburse and pay or to advance expenses to any Covered Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from any other Person.

Section 4.6Indemnitor of First Resort. The Company hereby acknowledges that the Covered Persons may have certain rights to advancement and/or indemnification by Ares or its Affiliates (in each case, other than the Company and collectively, the “Other Indemnitors”). In all events, (a) the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person are primary and any obligation of the Other Indemnitors (including any Affiliate thereof other than the Company) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Other Indemnitors to provide insurance coverage, for any of the same Losses incurred by such Covered Person are secondary and (b) if any Other Indemnitor (or any Affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Other Indemnitor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Company shall fully indemnify, hold harmless, reimburse and pay such Other Indemnitor (or such other Affiliate, as the case may be) for all such payments actually made by such Other Indemnitor (or such other Affiliate, as the case may be).

ARTICLE V

TERMINATION

Section 5.1Term. The terms of this Agreement shall terminate, and be of no further force and effect (a) upon the date on which there are no shares of Series B Preferred Stock issued and outstanding, and (b) prior to such date, with respect to any Stockholder, upon the Transfer, made in accordance with Article III, of all (but not less than all) of the shares of capital stock of the Company (or securities convertible into such shares) held by such Stockholder.

Section 5.2Survival. If this Agreement is terminated pursuant to Section 5.1, with respect to the applicable Parties only, this Agreement shall become void and of no further force and effect with respect to such Parties, except for: (i) the provisions set forth in this Section 5.2, ARTICLE IV, and ARTICLE VII, (ii) the rights of the Stockholders with respect to the breach of any provision hereof by the Company prior to such termination and (iii) the liability of any Stockholder for the breach by such Stockholder of its obligation under this Agreement occurring on or prior to a termination of this Agreement with respect to such Stockholder pursuant to Section 5.1(b), which shall, in each case of clauses (i), (ii) and (iii), survive the termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 6.1Representations and Warranties of Stockholders.

(a)Each Stockholder individually represents and warrants to the Company that (a) such Stockholder is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such Stockholder and is a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; and (c) the execution, delivery and performance by such Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Stockholder is a party or, if such Stockholder is an entity, the organizational documents of such Stockholder.

(b)Oaktree represents and warrants to the Company and Ares that, as of the Signing Date, Oaktree has beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act) of the number of shares of each class of capital stock in the Company set forth on Exhibit A hereto.

Section 6.2Representations and Warranties of the Company.

(a)The Company represents and warrants to each of the Stockholders that (i) the Company is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (iii) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under the Certificate of Incorporation or By-Laws, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or Affiliates or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries or Affiliates is a party or by which the Company or any of its Subsidiaries or Affiliates or any of their respective properties or assets may be bound.

(b)Equity Capitalization.

(i)Authorized and Outstanding Capital Stock. As of the Signing Date, the authorized capital stock of the Company consists of (A) 100,000,000 shares of common stock, of which, 22,252,489 are issued and outstanding, (B) 1,000,000 shares of Preferred Stock, 34,965 of which are issued and outstanding as the Series A Preferred Stock, 50,000 of which are issued and outstanding as the Series B-1 Preferred Stock, 50,000 of which are issued and outstanding as the Series B-2 Preferred Stock and 80,000 of which are issued and outstanding as the Series B-3 Preferred Stock. 13,722 shares of common stock are held in the treasury of the Company. Except for the foregoing Capital Stock, the Company has no other Capital Stock authorized, reserved for issuance or outstanding.

(ii)Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any of its Subsidiaries’ Capital Stock is subject to preemptive rights or any other similar rights or restrictions or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries, or Contracts by which the Company or any of its Subsidiaries is or may become bound to issue additional Capital Stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries; (C) there are no Contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments or capital stock containing anti-dilution or similar provisions that will be triggered by the issuance of the securities; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and

(G) there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.

(iii)Warrants. As of the Signing Date, the aggregate number of Warrants (as defined in the Series B Certificates) represent (on an as-if-converted to common stock basis) 13.1% of the issued and outstanding common stock of the Company based on the Company’s Fully Diluted Share Count (including any outstanding securities, shares of Common Stock subject to repurchase rights, shares of Common Stock issued or issuable upon conversion of the Preferred Stock and any warrants and options authorized or reserved under a plan but not granted or issued and treating all outstanding securities of the Company that are convertible into or exercisable or exchangeable for shares of Common Stock as the maximum number of shares of Common Stock issuable with respect to such securities as of the signing date). The Company will comply with the terms of the Warrant Certificate (as defined in the Series B Certificates), including the reservation of such number of shares of Common Stock of the Company required for the conversion of the Warrants in accordance with the Warrant Certificate.

ARTICLE VII

MISCELLANEOUS

Section 7.1Entire Agreement. Subject to the last sentence of Section 4.1 herein, this Agreement, together with documents contemplated hereby, constitute the entire agreement between the Parties pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the Parties pertaining to the subject matter hereof.

Section 7.2Further Assurances. Each of the Parties does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other actions as may be required by law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 7.3Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by e-mail, with electronic or written confirmation of receipt, in each case addressed as follows:

(i)    if to the Company:

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attn:     Gil Melman, Esq.
Tel:     (765) 828-3513
Email:     Gil.Melman@iea.net

with a copy to:

Kirkland & Ellis LLP 333 South Hope Street, 29th Floor Los Angeles, CA 90071 Attn: Tana Ryan, P.C. Facsimile:(213) 680-8500 Email: tryan@kirkland.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Michael Kim Facsimile: (212) 446-4900 Email: michael.kim@kirkland.com
Willkie Farr & Gallagher LLP 787 Seventh Avenue
New York, NY 10019
Attn: Maurice Lefkort, Esq, Bradley Friedman, Esq.
Telephone:(212) 728-8239, (212) 728-8514
Email: mlefkort@willkie.com, bfriedman@willkie.com

(ii)    if to Ares, to:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: sgraves@aresmgmt.com
PEGeneralCounsel@aresmgmt.com
Attention: Scott Graves

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:    Kenneth Schneider, Esq.
Chaim P. Theil, Esq.
Tel:         (212) 373-3303
(212) 373-3448
Email:        kschneider@paulweiss.com
ctheil@paulweiss.com

(iii)     if to Oaktree, to:

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Ian Schapiro
Peter Jonna
Email: ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ellen N. Ching
Facsimile: (212) 492-0241
Email: eching@paulweiss.com

(iv)     if to any other Stockholder, to the address and facsimile number of such Stockholder set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or e-mail, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.
Section 7.4Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 7.5Consent to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE COMPANY) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTY HERETO HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.6Equitable Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the Parties. Each Party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 7.7Construction. This Agreement shall be construed as if all Parties prepared this Agreement.

Section 7.8Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 7.9Third Party Beneficiaries. Except as set forth in ARTICLE VI nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the Parties that this Agreement is for the sole and exclusive benefit of such Parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 7.10Binding Effect. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors of the Parties. Each Transferee shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Notwithstanding the foregoing, no successor or assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 7.11Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 7.12Reporting. Each Party acknowledges and agrees that nothing in this Agreement shall be deemed to create a group between any of (i) Ares and its Affiliates, on the one hand, and (ii) Oaktree and its Affiliates, on the other hand and that the Parties shall not take a reporting position that is inconsistent with the foregoing without the prior consent of Ares and Oaktree.

Section 7.13Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Common Stock, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock.

Section 7.14Amendments; Waivers.

(a)No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Ares and Oaktree, or in the case of a waiver, by (i) the Company if such waiver is to be effective against the Company, (ii) Ares if such waiver is to be effective against Ares or (iii) Oaktree if such waiver is to be effective against Oaktree.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.15Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by any Stockholder in its capacity as a stockholder, partner or member of the Company or any of its Subsidiaries or Affiliates.

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Investor Rights Agreement to be duly executed and delivered, all as of the date first set forth above.

COMPANY:
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:	/s/ John P. Roehm
Name: John P. Roehm
Title: Chief Executive Officer

ARES:
Ares Special Situations Fund IV, L.P.
By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner

By:	/s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory
ASOF Holdings I, L.P.
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By:	/s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory

OAKTREE:

OT POF IEA Preferred B Aggregator,
L.P.

By: OT POF IEA Preferred B Aggregator GP, LLC
Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: Managing Member

By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory
By:    /s/ Peter Jonna

Name: Peter Jonna
Title: Authorized Signatory

Exhibit A
10,368,465 shares of capital stock in the Company, which consists of (i) 10,313,500 shares of Common Stock (of which 212,500 shares of Common Stock are subject to vesting), (ii) 34,965 shares of Series A Preferred Stock and (iii) 20,000 shares of Series B-1 Preferred Stock.